Exhibit 99.1

New Mountain Finance Corporation Announces Completion of Offering of $200 Million of 7.50% Convertible Notes due 2025

New York, NY – 11/2/2022 – New Mountain Finance Corporation (the “Company”) (NASDAQ: NMFC) announced today the completion of an offering of $200.0 million in aggregate principal amount of its 7.50% convertible notes due 2025 (the “Notes”). The offering was consummated pursuant to the terms of a private placement purchase agreement (the “Purchase Agreement”) with the several purchasers, each of whom is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

John R. Kline, President of New Mountain Finance Corporation, commented, “We appreciate the strong support from both existing and new investors for this offering, which will address near-term debt maturities with unsecured term financing. Additionally, we are improving our capital base and fortifying our balance sheet. Management is confident that the increased flexibility this financing provides will position us to capitalize on an attractive environment for direct lending.”

Subject to the terms and conditions of an indenture governing the Notes entered into on November 2, 2022 in connection with the closing of the offering, the Notes will be convertible into shares of the Company’s common stock (together with cash in lieu of fractional shares) at an initial conversion rate of 70.4225 shares of the Company’s common stock per $1,000 principal amount of Notes (subject to adjustments by the Company as provided in the indenture), which is equal to an initial conversion price of approximately $14.20 per share of the Company’s common stock. The initial conversion price represents a 14.7% conversion premium over the last reported sale price of the Company’s common stock on October 27, 2022, which was $12.38 per share. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. A holder may convert its Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the maturity date of October 15, 2025. The Notes will rank pari passu, or equally in right of payment, with all outstanding and future unsecured, unsubordinated indebtedness issued by the Company.

The Notes will mature on October 15, 2025, unless earlier converted, redeemed or repurchased in accordance with their terms. The Notes will accrue interest at an annual rate of 7.50%, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2023.

The Company intends to use the net proceeds from the sale of the Notes to launch a tender offer for the Company’s existing 5.75% Convertible Notes due 2023 and then, to the extent any net proceeds remain, to repay other outstanding indebtedness and for general corporate purposes. The Notes have no restrictions related to the type and security of assets in which the Company might invest.

The Notes and the shares of the Company’s common stock underlying the Notes have not been registered under the Securities Act or any applicable state securities laws. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Oppenheimer & Co. Inc. served as the placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit and net lease investment strategies with over $37 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to the Company’s future operations, future performance or the Company’s financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19, the current conflict between Russia and Ukraine, and related changes in base interest rates and significant volatility on the Company’s business, portfolio companies, the Company’s industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission or factors that are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505